                                                                   EXHIBIT 10.10




                              MANAGEMENT AGREEMENT




                          UNIVERSAL COMPRESSION, INC.,
                                   AS MANAGER

                                       AND

                              UCO COMPRESSION LLC,
                                   AS AN OWNER

                                       AND

                    BRL UNIVERSAL COMPRESSION FUNDING I, L.P.
                                   AS AN OWNER









                                FEBRUARY 9, 2001





ALL RIGHTS, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF UCO COMPRESSION LLC AND BRL UNIVERSAL COMPRESSION FUNDING I L.P. HAVE BEEN ASSIGNED TO AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF FEBRUARY 9, 2001, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT, dated as of February 9, 2001 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this "Agreement") is entered into among UCO Compression LLC, a limited liability company formed under the laws of the state of Delaware whose principal office is at 4440 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, the "Head Lessee" ), BRL UNIVERSAL COMPRESSION FUNDING I, L.P., a limited partnership organized under the laws of the State of Delaware (together with its successors and assigns, the "Head Lessor"; collectively, with the Head Lessee, the "Owner"), and UNIVERSAL COMPRESSION, INC., a corporation organized under the laws of the state of Delaware whose principal office is at 4440 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, the "Manager" or "UCI" or "Universal").

                                    RECITALS

         WHEREAS, the Owner is the owner of, or otherwise entitled to the use of, the Owner Compressors (as defined below); and

         WHEREAS, the Manager is in the business of leasing Compressors to various Users thereof;

         WHEREAS, the Head Lessor has leased all of its Compressors to the Head Lessee pursuant to that certain Master Equipment Lease Agreement between Head Lessor and Head Lessee dated as of February 9, 2001;

         WHEREAS, the Head Lessee (and, to the extent any Compressors are returned to Head Lessor, the Head Lessor) and the Manager desire to enter into a contract pursuant to which the Manager will operate and sublease to Users (as defined below), the Owner Compressors (as defined below);

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.       DEFINITIONS

         Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning assigned to such terms in the Indenture, dated as of February 9, 2001 (the "Indenture"), between the Issuer and Wells Fargo Bank Minnesota, National Association, as indenture trustee (the "Indenture Trustee"); otherwise, terms defined herein shall have the following meanings, and the definitions of such terms shall be equally applicable to the singular and plural forms of such terms:

         "ACCOUNT" shall mean the Head Lessee Collection Account as defined in the Head Lessee Security Agreement.

         "ACCOUNTANT'S REPORT" shall have the meaning set forth in Section 9.1(j) hereof.

         "ADDITIONAL INSURED" shall have the meaning set forth in Section 5.7(b) hereof.

         "AFFILIATE" shall have the meaning set forth in Section 101 of the Indenture.

         "ANNUAL APPRAISAL DATE" shall have the meaning set forth in Section 1 of the Head Lease.

         "APPLICABLE LAW" shall have the meaning set forth in Section 101 of the Indenture.

         "APPRAISAL" shall have the meaning set forth in Section 101 of the Indenture.

         "APPRAISED VALUE" shall have the meaning set forth in Section 101 of the Indenture.

         "ASSET BASE CERTIFICATE" shall have the meaning set forth in Section 101 of the Indenture.

         "AVAILABLE HEAD LESSEE COLLECTIONS" shall have the meaning set forth in
Section 1 of the Head Lessee Security Agreement.

         "AVERAGE RENTAL RATE" means, for any calendar month, the quotient obtained by dividing (x) the aggregate gross rentals actually billed during such month relating to the Owner Compressors or the Other UCI Compressors, as the case may be, that were actually on lease during such calendar month, by (y) the aggregate number of horsepower represented by the Owner Compressors or the Other UCI Compressors, as the case may be that were actually on lease during such calendar month.

         "BACK-UP MANAGEMENT AGREEMENT" shall have the meaning set forth in
Section 101 of the Indenture.

         "BACK-UP MANAGER" means the Person appointed to serve as back-up manager pursuant to the Back-up Management Agreement.

         "BACK-UP MANAGER FEE" means the amount to be set forth in a separate letter agreement between the Manager, the Owners and the Back-up Manager upon appointment of such Back-up Manager; provided however, that the amount of such Back-up Manager Fee must be approved in writing by the Deal Agent.

         "BUSINESS DAY" shall have the meaning set forth in Section 101 of the Indenture.

         "CASUALTY LOSS" shall have the meaning set forth in Section 101 of the Indenture.

         "CASUALTY PROCEEDS" shall mean the net proceeds received by, or on behalf of, the Owner as a result of a Casualty Loss with respect to any Compressor, whether derived from insurance payments, payments from Users of such Compressor, or otherwise.

         "CERTIFICATES" shall have the meaning set forth in Section 101 of the Indenture.

         "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but other than by the granting of a Lien in accordance with the Head Lessee Security Agreement) of all or substantially all of the assets of UCI and its Subsidiaries, taken as a whole, to any Person or "Group"



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

(as defined in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Head Lease) other than to the Permitted Holders; (ii) the approval by the holders of capital stock of UCI of any plan or proposal for the liquidation or dissolution of UCI; (iii) any Person or "group" within the meaning of Section 13(d) of the exchange Act (other than the Permitted Holders and UCH) shall become the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the capital stock of UCI; or (iv) the replacement of a majority of the Board of Directors of UCI or UCH over a two-year period from the directors who constituted the Board of Directors of UCI or UCH, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of UCI or UCH, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         "CLOSING DATE" shall have the meaning set forth in Section 101 of the Indenture.

         "COLLECTION PERIOD" shall have the meaning set forth in Section 101 of the Indenture.

         "COMPRESSOR" shall have the meaning set forth in Section 101 of the Indenture.

         "COMPRESSOR TERMINATION EVENT" shall have the meaning set forth in
Section 3.3 hereof.

         "CONCENTRATION LIMITS" shall have the meaning set forth in Section 1.01 of the Contribution Agreement.

         "CREDIT AND COLLECTION POLICY" means the credit and collection policy of Universal specified in Exhibit C attached hereto.

         "DEAL AGENT" means First Union Securities, Inc.

         "DETERMINATION DATE" shall have the meaning set forth in Section 101 of the Indenture.

         "DOLLARS" shall have the meaning set forth in Section 101 of the Indenture.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 101 of the Indenture.

         "ENTITLED PARTY" shall have the meaning set forth in the Head Lessee Security Agreement.

         "EXCESS OPERATIONS EXPENSE" shall have the meaning given such term within the definition of "Operation Fee" in this Agreement.

         "EXCESS S&A EXPENSES" shall have the meaning given such term within the definition of "S&A Fee" in this Agreement.

         "GAAP" shall have the meaning set forth in Section 101 of the Indenture.

         "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 101 of the Indenture.

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

         "GROSS COMPRESSOR REVENUES" shall have the meaning set forth in Section 101 of the Indenture.

         "HEAD LEASE" means the Master Equipment Lease Agreement, dated as of February 9, 2001, between the Head Lessor and the Head Lessee, as such agreement may be amended, modified or supplement from time to time in accordance with its terms.

         "HEAD LESSEE COLLECTION ACCOUNT" has the meaning assigned to the term in the Head Lessee Security Agreement.

         "HEAD LESSEE COLLECTIONS" shall have the meaning assigned to the term in Section 1 of the Head Lease.

         "HEAD LESSEE COMPRESSORS" means all Compressors owned by the Head Lessee, whether now owned or hereafter acquired.

         "HEAD LESSOR COMPRESSORS" shall have the meaning set forth in Section 101 of the Indenture.

         "HEAD LESSEE SECURITY AGREEMENT" means the head lessee security agreement, dated as of February 9, 2001, between the Head Lessee and the Head Lessor, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

         "IMPOSITIONS" shall have the meaning set forth in Section 5.8 of this Agreement.

         "INCENTIVE MANAGEMENT FEE" means for each Payment Date one of the following amounts:

                 (1) if Universal or any of its Affiliates is then fulfilling the role of the Manager on such Payment Date, zero; or

                 (2) if Universal or any of its Affiliates is not than
            fulfilling the role of the Manager, the amount designated as such to be set forth in a separate letter agreement among the Owner, Universal and the Back-up Manager, provided however, that (i) the amount of such Incentive Management Fee must be approved in writing by the Deal Agent and (ii) if the Manager shall fail to appoint a Back-up Manager in accordance with the terms of the Related Documents, then the Deal Agent may (without the need of obtaining the consent of the Owner or the Manager) establish a market based Incentive Management Fee with a Back-up Manager appointed by the Deal Agent.

         "INDEBTEDNESS" shall have the meaning set forth in Section 101 of the Indenture.

         "INDEMNIFICATION PROCEEDS" means, for any accounting period, all proceeds received by Manager from Lessees pursuant to the Leases, insurance or other sources, including amounts received from the insurance specified in Sections 9.1 and 9.2, for indemnification of liability and loss with respect to the Owner Compressors.


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         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 16.2 hereof.

         "INDENTURE" means the Indenture, dated as of February 9, 2001, between Issuer and the Indenture Trustee, as such indenture may be amended, supplemented or modified from time to time in accordance with its terms.

         "INDEPENDENT ACCOUNTANTS" shall have the meaning set forth in Section 101 of the Indenture.

         "INTEREST EXPENSE" shall have the meaning set forth in Section 1 of the Head Lessee Security Agreement.

         "ISSUER" shall have the meaning set forth in Section 101 of the Indenture.

         "LEASE" shall have the meaning set forth in Section 101 of the Indenture.

         "LEASE POOL" shall have the meaning set forth in Section 1 of the Head Lease.

         "LIABILITY INSURANCE" shall have the meaning set forth in Section 5.7 of this Agreement.

         "LIEN" shall have the meaning set forth in Section 101 of the Indenture.

         "LIEN CLAIM" shall have the meaning set forth in Section 4.2 hereof.

         "LIMITED PARTNERS" shall have the meaning set forth in Section 1.22 of the Partnership Agreement.

         "LIST OF COMPRESSORS" has the meaning set forth in Section 1.01 of the Contribution Agreement.

         "LOCKBOX" means a lockbox or post office box covered by a Lockbox Agreement.

         "LOCKBOX ACCOUNTS" means bank accounts into which Head Lessee Collections from User Leases are deposited, and any bank account that is hereafter created in accordance with, and to perform the functions contemplated for "Lockbox Accounts" in, Section 5.1 of this Agreement.

         "LOCKBOX AGREEMENT" means any letter agreement, substantially in the form of Exhibit D to this Agreement among a Lockbox Bank, the Manager, the Head Lessee, Head Lessor and Wells Fargo Bank Minnesota, National Association, as indenture trustee, and other parties named therein as any such letter agreement may be amended or modified from time to time in accordance with its terms.

         "LOCKBOX BANK" means any of the banks at which one or more Lockbox Accounts are maintained.

         "MANAGEMENT AGREEMENT" shall have the meaning set forth in Section 101 of the Indenture.

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

         "MANAGEMENT FEE" means, for any Payment Date, an amount equal to the sum of (i) the Operations Fee then due and payable, (ii) the S&A Fee then due and payable and (iii) the Reimbursable Services then due and payable.

         "MANAGEMENT GUARANTY" means the guaranty, dated as of February 9, 2001, executed by Universal Compression Holdings, Inc. with respect to the obligation of the Manager under this Agreement.

         "MANAGEMENT TERM" shall mean the term of the management, marketing, maintenance and other obligations of Manager and Owner under this Agreement with respect to the Owner Compressors, which term shall commence as of the Closing Date and continuing until terminated as provided in this Agreement.

         "MANAGER" shall have the meaning set forth in Section 101 of the Indenture.

         "MANAGER ADVANCE" has the meaning set forth in Section 8.1 hereof.

         "MANAGER DEFAULT" shall mean the existence of any conditions or events set forth in Section 12.1 hereof.

         "MANAGER MALFEASANCE" shall have the meaning set forth in Section 4.2 hereof.

         "MANAGER REPORT" means a written informational statement by Manager in a form attached on Exhibit A hereto.

         "MANDATORY ALTERATION" shall have the meaning set forth in Section 5.9 hereof.

         "MONTHLY LEASE PAYMENT" shall have the meaning set forth in Section 1 of the Head Lease.

         "MONTHLY S&A FEE RATE" shall mean four percent (4%), as such percentage may be adjusted from time to time in accordance with the provisions of Section
11.2 hereof.

         "MONTHLY TAPE" means an electronic data file containing the following information and any such other information as may be mutually agreed by the Owner, the Manager and the Deal Agent: (i) User name, address and telephone number, (ii) the Compressor(s) leased to such User, (including the manufacturer thereof and the related horsepower) (iii) the location of such Compressors, (iv) the monthly rental and (v) the monthly expenses for each Compressor.

         "MONTHLY UTILIZATION RATE" shall mean, for any calendar month a fraction (expressed as a percentage) the numerator of which is equal to the weighted average of the total number of horsepower of domestic UCI Compressors which are subject to a User Lease during such month and the denominator of which is equal to the weighted average of the total number of horsepower included in the domestic UCI Compressors during such month.

         "NET REVENUE" shall have the meaning set forth in Section 1 of the Head Lease.

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

         "NET SALES PROCEEDS" shall have the meaning set forth in Section 101 of the Indenture.

         "NONRECOVERABLE ADVANCE" shall have the meaning set forth in Section 8.1(b) of this Agreement.

         "NOTES" means as of any date of determination all of the Notes issued pursuant to the Indenture that are then Outstanding.

         "OPERATIONS FEE" means for any Payment Date one of the following amounts:

              (1) so long as Universal or any Affiliate thereof is the Manager, the UCI Operations Fee;

              (2) at all times not covered by clause (1) the actual operating fees actually incurred by a successor Manager in the Collection Period immediately preceding such Payment Date with respect to the Owner Compressors; provided however that, to the extent that the amount set forth in this paragraph (2) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have otherwise been payable pursuant to paragraph (1), then the amount of such excess (the "Excess Operation Expenses") shall be paid as set forth in Section 7.2(b) of the Head Lessee Security Agreement.

For all Owner Compressors that, to the best knowledge of the Manager, are then the subject of a Casualty Loss, the Operations Fee shall be equal to zero.

         "OPERATIONS FEE RATE" means for each Owner Compressor managed by the Manager for any calendar month the amount set forth in the following table (as such amounts may be adjusted from time to time in accordance with Section 11.3(b)) which will vary depending on the horsepower represented by such Owner Compressor and whether the Manager is required to provide the fluids for such Owner Compressor:


                           Operations Fee
                             per Month          Operations Fee
                            (including            per Month
                         Compressor fluids       (excluding
       Horsepower            when not         Compressor fluids
     per Compressor        paid by User)      when paid by User)
    ---------------     -------------------  -------------------

Under 100                      $10.35                $9.60

100 to 599                      $5.80                $5.05

600 to 1000                     $3.85                $3.10

Over 1000                       $3.75                $3.00


         "OPINION OF COUNSEL" shall have the meaning set forth in Section 101 of the Indenture.

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         "OTHER UCI COMPRESSORS" shall mean UCI Compressors excluding the Owner
Compressors.

         "OUTSTANDING" shall have the meaning set forth in Section 101 of the Indenture.

         "OVERHAUL FEE" shall mean for any Payment Date and with respect to any Owner Compressor that has undergone an overhaul during the immediately preceding calendar month, the amount set forth in Section 5.6(c) hereof.

         "OWNER COMPRESSORS" shall mean on the Closing Date the Compressors owned by, or leased to, the Owner and listed in Exhibit A to this Agreement, and shall mean from time to time after the Closing Date such Compressors plus any Substitute Compressors and Compressors acquired by Head Lessor or Head Lessee subsequent to the Closing Date and managed pursuant to this Agreement less any Compressors which are subject to a Compressor Termination Event. For avoidance of doubt, the term "Owner Compressors" shall encompass both the Head Lessor Compressors and the Head Lessee Compressors.

         "OWNER LIEN CLAIM AMOUNT" shall have the meaning set forth in Section
4.2 hereof.

         "PAYMENT DATE" shall have the meaning set forth in Section 101 of the Indenture.

         "PARTNERSHIP AGREEMENT" shall mean the First Amended and Restated Agreement of Limited Partnership of BRL Universal Compression Funding I, L.P., as such agreement may be amended, supplemented or modified from time to time in accordance with its terms.

         "PERMITTED HOLDER" means with respect to the Manager, any of the following: (i) any wholly-owned subsidiary of Universal Compression Holdings, Inc., Weatherford International or Castle Harlan (ii) any lineal descendant of any individual controlling shareholder, or any spouse or any adopted child of any such descendant; (iii) any trust for the benefit of any person described in clauses (ii) or (iii) and any trustee of any such trust; (iv) any legal representative of any person or trust described in clauses (ii) or (iii); or (v) any partnership, corporation, limited liability company or other entity controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii), (iii) or (iv). The term "control" for purposes of clause (v) shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any person or entity.

         "PERSON" shall have the meaning set forth in Section 101 of the Indenture.

         "PROPERTY INSURANCE" shall have the meaning set forth in Section 5.7 of this Agreement.

         "QUARTERLY TAPE" means an electronic data file containing sufficient information, including maintenance and overhaul information, for the Back-up Manager to perform all of its duties pursuant to the terms of the Related Documents.

         "RATING AGENCY" shall have the meaning set forth in Section 101 of the Indenture.

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         "REIMBURSABLE SERVICES" has the meaning set forth in Section 11.5 hereof.

         "RELATED DOCUMENT" shall have the meaning set forth in Section 101 of the Indenture.

         "REPLACEMENT MANAGER" means any Person appointed to replace Manager as manager of the Owner Compressors pursuant to the provisions of Section 12.2.

         "REQUISITE GLOBAL MAJORITY" shall have the meaning set forth in Section 101 of the Indenture.

         "RESPONSIBLE OFFICER" with respect to the Manager, means the President, Executive Vice President, Senior Vice President or Chief Financial Officer; with respect to all other entities, this term shall have the meaning set forth in
Section 101 of the Indenture.

         "RUN-TIME CREDIT RATIO" means for any Determination Date, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate rental credits issued by the Manager to Users of the Owner Compressors during the three (3) immediately preceding calendar months and the denominator of which is the Gross Compressor Lease Revenues actually billed by the Manager with respect to the Owner Compressors subject to a User Lease during the three (3) immediately preceding calendar months.

         "S&A FEE" means for any Payment Date one of the following amounts: (1) if Universal or any Affiliate thereof is then fulfilling the role of the Manager, the UCI S&A Fee; or (2) if Universal or any Affiliate thereof is not then fulfilling the role of the Manager the actual selling and administrative fees actually incurred by a successor Manager in the Collection Period immediately preceding such Payment Date with respect to the Owner Compressors; provided however that, to the extent that the amount set forth in this paragraph
(2) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have otherwise been payable pursuant to numbered paragraph
(1), then the amount of such excess (the "Excess S&A Expenses") shall be paid as set forth in Section 7.2(b) of the Head Lessee Security Agreement.

         "SECURITY" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "SERIES ENHANCER" shall have the meaning set forth in Section 101 of the Indenture.

         "SERVICES STANDARD" shall mean such efforts which are at a level of care and diligence consistent with generally accepted industry standards and which are at least equal to the efforts used by Universal with respect to the UCI Compressors.

         "SUPPLEMENTAL RENT" shall have the meaning set forth in Section 1 of the Head Lease.

         "TRIGGER EVENT" shall have the meaning set forth in Section 101 of the Indenture.

         "UCI COMPRESSORS" shall mean at any time the Compressors owned, managed or leased by Universal.

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


         "UCI MANAGED COMPRESSORS" shall mean at any time the Compressors managed by Universal.

         "UCI OPERATIONS FEE" shall have the meaning set forth in Section 11.3(a) hereof.

         "UCI S&A FEE" shall have the meaning set forth in Section 11.2(a) hereof.

         "UCH" shall mean Universal Compression Holdings, Inc.

         "USER" shall have the meaning set forth in Section 1 of the Head Lessee Security Agreement.

         "USER LEASE" shall have the meaning set forth in Section 1 of the Head Lessee Security Agreement.

         "US$ OR US DOLLARS" means the lawful currency of the United States of America.

2.       APPOINTMENT OF MANAGER

         2.1 Appointment. Upon the terms and conditions hereinafter provided, Owner hereby appoints Universal as the initial Manager of the Owner Compressors. In such capacity, the Manager shall be responsible for the operation, leasing and managing of the Owner Compressors on behalf of Owner. Universal hereby accepts such appointment and agrees to so manage the Owner Compressors in accordance with this Agreement.

         2.2 Standard of Performance. In performing its obligations hereunder, the Manager shall exercise the same degree of skill and care with which it manages Other UCI Compressors held for its own account and, in any event, in a manner consistent with the customary practices of other managers of comparable equipment. The duties of the Manager will be limited to those expressly set forth in this Agreement and the Manager will not have any fiduciary or other implied duties or obligations to the Owner.

         2.3 Conflicts of Interest. The Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing, the Manager will not discriminate between the Owner Compressors and any Other UCI Compressor on any basis which could reasonably be considered discriminatory or adverse.

         2.4 Similar Services. It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict the Manager or any Affiliate of the Manager from providing the same or similar services as those provided under this Agreement to any other Person or from manufacturing, selling, owning, leasing, managing or otherwise dealing in with compressors on its or others' behalf provided that no such activity shall in any way reduce the obligations of the Manager hereunder to comply with the Services Standard.

         2.5 Use of Affiliates. Owner hereby consents to and agrees that, in performing its duties hereunder, Manager may further contract with its Affiliates to provide any or all services to be




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

provided by Manager, provided that Manager shall remain responsible for all services to be provided by Manager which its Affiliates have contracted to perform.

         2.6 Relationship between Owner and Manager. All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as agent of the Owner except to the limited extent set forth in the following sentence. The Manager does not have the authority to act as agent of the Owner and that the Manager, in its capacity as such, does not, except as to the execution of User Leases with respect to the Owner Compressors, have the authority to bind the Owner and/or its assets. The Owner does not have liability for the acts of the Manager. Any fees or other compensation payable by the Owner to the Manager are ordinary and necessary business expenses of the Owner.

3.       MANAGEMENT TERM

         3.1 Duration of Management Term. The Management Term shall commence as of the date hereof and shall continue in force with respect to an Owner Compressor until the earliest to occur of (i) the occurrence of a Casualty Loss with respect to such Owner Compressor, (ii) the date on which the Indenture is discharged in accordance with its terms and the Lessor and its partners have received payment in full of all amounts owing to them pursuant to the terms of the limited partnership agreement of the Head Lessor, and (iii) the removal of the Manager in accordance with the provisions of Section 12 hereof. Except as set forth in Section 12 hereof, the rights and obligations of Universal as the initial Manager hereunder may not be terminated by, on or behalf of, the Owner for any reason.

         3.2 Resignation by Manager. Universal may not resign from its obligations and duties as Manager hereunder, except (i) with the prior written consent of the Requisite Global Majority or (ii) upon a determination that the performance by Universal of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Requisite Global Majority, to such effect delivered to the Indenture Trustee and each Entitled Party. No such resignation will become effective until a Replacement Manager has assumed the obligations and duties of the Manager under this Agreement in accordance with the terms hereof.

         3.3 Termination with Respect to an Owner Compressor. Notwithstanding, the other provisions of this Section 3 to the contrary, the Management Term shall terminate with respect to any Owner Compressor which is sold, foreclosed upon, lost, stolen, damaged beyond repair, damaged and not required to be repaired pursuant to Section 5.6 hereof, requisitioned (other than a temporary requisition for a period of not more than 180 days) by any Governmental Authority, worn out, unsuitable for use or economically obsolete (any of the foregoing, a "Compressor Termination Event") as of the date of such Compressor Termination Event after the deposit into the Head Lessee Collection Account of all Casualty Proceeds and other amounts received with respect to such Owner Compressor. Each of Owner and Manager shall notify the other party promptly after it obtains knowledge of any Compressor Termination Event.

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

4.       OWNERSHIP OF OWNER COMPRESSORS

         4.1 Retention of Title. Owner (with respect to the Head Lessee Compressors) or the Head Lessor (with respect to the Head Lessor Compressors) shall at all times retain full legal and equitable title to the Owner Compressor, notwithstanding the management thereof by Manager hereunder. Manager shall not make reference to or otherwise deal with or treat the Owner Compressors in any manner except in conformity with this Section 4.1. The form of User Lease utilized by the Manager shall disclose that the Manager may be leasing Compressors on behalf of a third party.

         4.2 Liens. Manager will promptly pay or discharge any and all sums claimed by any party (any of the foregoing a "Lien Claim"), which, if unpaid, might become a lien, charge, security interest or other encumbrance upon or with respect to any Owner Compressor, including any accession thereto, or any part thereof or the interest of Owner therein other than Permitted Encumbrances and will promptly discharge any such lien, charge, security interest or other encumbrance which arises; provided, however, that Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith in a reasonable manner and by appropriate legal proceedings and the nonpayment thereof does not, in the reasonable opinion of Manager, adversely affect the title, property or rights of Owner or any Entitled Party thereof; provided further that Manager shall not be required to pay or discharge any Lien Claim except (1) to the extent that it results from an act or omission by Manager with respect to which Manager would not be entitled to indemnification pursuant to Section 16 hereof ("Manager Malfeasance") or (2) prior to such payment or discharge Manager receives from Owner the amount thereof (the "Owner Lien Claim Amount"). If any Lien Claim shall have resulted from Manager Malfeasance and shall have been paid by Owner, then Manager shall reimburse Owner, upon presentation of an invoice therefor, provided that the Manager would have otherwise been directly liable to make such payment in accordance with the terms of this Agreement.

5.       DUTIES/RIGHTS OF MANAGER

         5.1 Duties of Manager. Subject to the terms and provisions hereof, Manager shall provide the services specified in this Section 5 to, and on behalf of, Owner during the Management Term with respect to the Owner Compressors. The parties hereto acknowledge and agree that, if an Owner Compressor is then subject to a User Lease, the User under such User Lease may provide certain of the obligations set forth in Sections 5.6, 5.7 and 5.8 hereof.

         5.2 Marketing.

             (a) During the Management Term, Manager shall, consistent with the Services Standard, keep the Owner Compressors under User Leases subject to the same utilization rates and in the same manner as Other UCI Compressors. In addition, the Manager shall, consistent with the Services Standard, negotiate the terms and conditions of such User Leases provided that such terms and conditions must be consistent with those of User Leases for Other UCI Compressors and, in any event, must comply with (i) then generally accepted industry standards and (ii) with respect to the Head Lessor Compressors, the provisions of Section 11 of the Head Lease. In furtherance thereof, Manager shall cause its employees and agents involved in the day-to-day marketing and re-leasing of the Owner Compressors to perform their respective responsibilities without any distinction between Owner Compressors and the Other UCI Compressors, except to the extent required by this Agreement.

             (b) In performing its marketing duties pursuant to this Section 5.2, the Manager shall use its best efforts to comply with the Concentration Limits.

         5.3 Lease Obligations. Manager shall, consistent with the Services Standard, cause to be performed when due, on Owner's behalf, all of Owner's performance obligations under the User Leases, the Head Lease, the Head Lessee Security Agreement and the other Related Documents to which the Owner is a party; provided, however, that nothing contained herein shall be construed as creating credit recourse to the Manager for (i) principal, interest or premium payments on the Notes and/or the limited partnership interest of the Head Lessor or (ii) indemnification payments otherwise payable by the Head Lessor pursuant to the Related Documents (except to the extent that the Manager would otherwise be liable for such indemnification payment pursuant to the provisions of Section 16 hereof).

         5.4 Billing and Other Information. During the Management Term, Manager shall bill, on behalf of Owner, for all rentals and other sums due to Owner with respect to those Owner Compressors then subject to a User Lease.

         5.5 Defaults by Users; Lease Amendments and Waiver.

             (a) In the event of any breach or default by a User under a User Lease, Manager shall, consistent with the Services Standard, take such action, in the name of Owner, with respect to such defaulted User Lease including, without limitation, (i) the termination of such User Lease as to any or all Owner Compressors subject thereto, (ii) the recovery of possession of any or all Owner Compressors subject thereto and (iii) the enforcement of any other rights or remedies of Owner under such User Lease, including, without limitation, the right to payment of any rent or other amounts owed by the User under such User Lease. In furtherance of the foregoing, Manager shall, consistent with the Services Standard, (i) institute and prosecute such legal proceedings in the name of Owner as is permitted by Applicable Law in order to accomplish the foregoing, (ii) settle, compromise and/or terminate such proceedings or (iii) reinstate such User Lease; provided that Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, Manager would not take such action if such Owner Compressors were Other UCI Compressors. All amounts expended by the Manager in performing its obligations pursuant to the provisions of this Section 5.5, after reduction of such amounts for enforcement cost actually received by the Manager pursuant to the terms of the related User Leases, shall be a Reimbursable Service. Owner reserves the right to take, upon written notice to Manager, in its sole discretion, any or all of the actions described in this Section 5.5 directly in its own name and on its own behalf. In such event Manager, at Owner's expense, shall cooperate with Owner and provide Owner with such assistance as Owner may reasonably request.

            (b) In performing its obligations hereunder, the Manager may, acting in the name of the Owner and without the necessity of obtaining the prior consent of the Owner or any Entitled Party, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Lease except for consents, modifications, waivers or amendments that are inconsistent with the Services Standard.

         5.6 Maintenance; Manager's Expenses.

             (a) Manager shall, consistent with the Services Standard, cause the Owner Compressors to be maintained in good operating order and condition. The standard for such maintenance shall be consistent with the Services Standard and shall be the highest of the following: (i) any standard required or set forth for the Owner Compressors by Applicable Law, (ii) any standard set by Manager for Other UCI Compressors of similar type, model and age; (iii) with respect to the Head Lessor Compressors, the standards set forth in the Head Lease, and (iv) with respect to the Owner Compressors leased to each User, any standard set forth in the related User Lease. All amounts expended by the Manager for maintenance (other than an overhaul made in compliance with Section 5.6(b) hereof) of the Owner Compressors, after reduction of such amounts for maintenance payments actually received by the Manager pursuant to the terms of any related User Lease, shall be at the expense of the Manager.

             (b) Manager shall conduct, or cause to be conducted, overhauls of the Owner Compressors at such intervals and in such detail as it conducts overhauls of the Other UCI Compressors.

             (c) Maintenance and/or overhauls may be performed by Manager or third parties as reasonably determined by Manager. For overhauls, Owner will pay for (i) materials at Manager's actual cost therefor and (ii) labor at hourly rates established by Manager from time to time (the sum of (i) and (ii), an "Overhaul Fee"). Such hourly rates shall be based upon Manager's direct costs of labor and shall include amounts for Manager's plant or facility overhead based on Manager's job cost system for allocating overhead.

         5.7 Insurance.

             (a) Manager will cause to be carried and maintained, at its sole expense, with respect to each Owner Compressor at all times during the Management Term thereof and for the geographic area in which such Owner Compressor is at any time located physical damage insurance (including theft and collision insurance) insuring against risks of physical loss or damage to the Owner Compressors ("Property Insurance") in an amount no less than the Appraised Value for each Owner Compressor per occurrence except for Manager's customary sub-limits for certain perils, and insurance, and liability insurance in the amount of $50,000,000 per occurrence against liability for bodily injury, death and property damage resulting from the use and operation of the Owner Compressors (including sudden and accidental environmental pollution coverage) ("Liability Insurance") of the types and amounts of coverage equal to or greater than the insurance coverage Manager carries on the Other UCI Compressors. Property Insurance shall not have annual deductibles, in the aggregate, in excess of an amount equal to the product of (x) one half of one percent (.50%) and (y) the then Aggregate Appraised Value, and the Liability Insurance shall have no deductibles. The policies of insurance required under this Section 5.7(a) shall be valid and enforceable policies issued by insurers having an A.M. Best Company rating of "A-" or better or otherwise acceptable to Deal Agent and shall provide coverage with respect to incidents occurring anywhere in the United States. In the event that any of such Liability Insurance policies for an Owner Compressor shall now or hereafter provide coverage on a "claims-made" basis, Manager shall continue to maintain such policies in effect for a period of not less than three (3) years after the expiration of the Management Term of the last Owner Compressor subject to the term of this Agreement. In the event of a Casualty Loss with respect to a Compressor which is either not insured or is excluded from existing coverage by virtue of a deductible or any existing Property Insurance or Liability Insurance policy, then the Manager shall pay to the Owner (without right of indemnification pursuant to the provision of Section 16.1 hereof) the amount of such Casualty Loss but in no event to exceed $15,000 per Casualty Loss.

             (b) Such Property Insurance policy or policies will name Owner and each Entitled Party as the loss payees. Such Liability Insurance policy or policies will name Owner and each of their shareholders, partners, directors, officers, employees, agents and servants (each an "Additional Insured") as an additional insured. Each such policy shall provide that (i) the insurers waive any claim for premiums and any right of subrogation or setoff against Additional Insureds, (ii) it may not be invalidated against any Additional Insured by reason of any violation of a condition or breach of warranty of the policies or the application therefor by Lessee, (iii) it may be canceled or materially altered or reduced in coverage by the insurer only after no less than ten (10) days' prior written notice from Lessee's insurance broker to Owner and each Entitled Party, and (iv) the insurer will give written notice to Owner and each Entitled Party in the event of nonpayment of premium by Manager when due.

             (c) On the Closing Date, and thereafter not less than three (3) days prior to the expiration dates of any expiring policies required under this
Section 5.7, Manager shall furnish Owner and each Entitled Party with certificates of the insurance or replacement insurance coverage required by this
Section 5.7.

         5.8 Taxes. Manager shall cause to be paid when due, and will indemnify the Owner and each Entitled Party from and against, all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called "Impositions") hereafter levied or imposed upon the Owner or any Entitled Party, in connection with or measured by the possession, rental, use or operation of the Owner Compressors other than any federal, state or local tax calculated based on the taxable income of the Owner or the applicable Entitled Party. Manager will also cause all Owner Compressors to be kept free and clear of all Impositions which might in any way affect the title of Owner, or result in a Lien upon any Owner Compressors; provided, however, that Manager shall not be required to pay any Imposition of any kind so long as it is contesting such Imposition in good faith and by appropriate legal proceedings if the nonpayment thereof does not, in the reasonable opinion of Manager, adversely affect the title, property or rights of Owner. In the event any reports or returns with respect to Impositions are required to be filed, Manager will either cause such reports or returns to be prepared and filed in such manner as to show the interests of Owner in the Owner Compressors.

         5.9 Compliance with Law. Manager, at Owner's expense, shall, consistent with the Services Standard, cause the Owner Compressors to comply, and each User Lease entered into or renewed after the date hereof shall require the User thereunder to comply, in all material respects with all Applicable Laws. In the event that such laws, rules or regulations require any alteration of an Owner Compressor, or in the event that any equipment or appliance of an Owner Compressor shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Compressor in order to materially comply with such laws, rules or regulations (a "Mandatory Alteration"), Manager, at Owner's expense, shall make such alteration, change, replacement or addition; provided, however, that Manager, in good faith, shall contest the validity or application of any such law, rule or regulation which it would have contested if the affected Owner Compressor had been an Other UCI Compressor, in any reasonable manner which does not, in the opinion of Manager, adversely affect the property or rights of Owner.

         5.10 Records and Information. Manager shall maintain separate, complete and accurate records relating to the Owner Compressors and all matters covered by this Agreement in the same form and to the same extent as Manager customarily maintains records in respect of the Other UCI Compressors and consistent with the Services Standard. Manager shall promptly, upon request of Owner, deliver to Owner or its designee such records. Upon request, Manager shall promptly supply Owner with all information necessary for Owner to prepare all reports required of Owner under the Related Documents.

         5.11 Other Services. Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Leases or may be reasonably necessary in connection with the ownership, leasing and operation of the Owner Compressors.

6.       AUTHORITY AND CONSENTS.

         6.1 Owner confers on Manager all such authorities and grants all such consents as may be necessary for Manager's performance of its duties under this Agreement, and will, at the request of Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling Manager to carry out its duties hereunder.

         6.2 After the occurrence and during the continuance of a Manager Default, the Manager irrevocably, and by way of security to the Owner for the obligations of the Manager herein, appoints the Owner or the Owner's designee (which shall be the Indenture Trustee so long as any Outstanding Obligations remain unpaid) to be its attorney-in-fact with full power of substitution on behalf of the Manager and in its name or otherwise to execute any documents contemplated by this Agreement, and to give any notice and to do any act or thing which the Manager is obliged to execute or do under this Agreement. The Manager hereby confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this paragraph.

7.       ACCOUNTS AND PAYMENTS

         7.1 Lockbox Accounts.

             (a) On or prior to the Effective Date each Lockbox Bank shall be instructed by the Manager to transfer to the related Lockbox Account, on a daily basis, all items in the applicable Lockbox. So long as no Trigger Event is continuing, each Lockbox Bank will remit to the Manager on a daily basis (but subject to the Lockbox Bank's customary funds availability schedule), all lease revenues and other amounts received with respect to both the Owner Compressors and the Other UCI Compressors. So long as a Trigger Event is continuing, all collections in the Lockbox Account which are allocable to the Owner Compressors will be segregated from all such amounts that are allocable to the Other UCI Compressors within one (1) Business Day after receipt thereof and, in any event, prior to the release to UCI of any such collateral relating to the UCI Compressors. Immediately after the completion of such daily cash allocation all available cash remittances allocable to the Owner Compressors will be remitted directly to the Head Lessee Collection Account.

             During the continuation of a Trigger Event, the Manager shall, on a weekly basis, provide to the Owner a copy of each daily cash reconciliation prepared during the preceding week. During the continuation of a Trigger Event, each of the Owners, the Deal Agent and each Entitled Party shall be entitled, at the expense of the Manager, to visit the Manager's office and conduct a review of all backup documentation supporting the daily cash allocation report.

             The Manager and, upon the occurrence and continuation of a Trigger Event, the Indenture Trustee, are each hereby authorized and empowered, as the Owner's attorney-in-fact, to endorse any item relating to an Owner Compressor deposited in a Lockbox or presented for deposit in any Lockbox Account requiring the endorsement of the Owner, which authorization is coupled with an interest. Such authorization shall continue in effect until revoked by the Owner in writing.

         7.2 Deposits to the Head Lessee Collection Account. So long as no Trigger Event is then continuing, by not later than the second Business Day preceding each Payment Date the Manager shall deposit into the Head Lessee Collection Account immediately available funds in an amount equal to all Monthly Lease Payments and Supplemental Rent, if any. So long as a Trigger Event is continuing, all cash remittances allocable to the Owner Compressor will be transferred from the Lockbox Accounts to the Head Lessee Collection Account as set forth in Section 7.1 above. The obligation of the Manager to make such deposit shall constitute a full recourse obligation of the Manager (for which the Manager shall not be entitled to receive indemnification from the Owner) to the extent, but only to the extent, that the Manager actually received Head Lessee Collections during the immediately preceding Collection Period in an amount equal to or greater than such required deposit.

         7.3 No Set-Off, Counterclaim, etc. The Manager's obligations under this Agreement and the other Related Documents to make deposits to the Head Lessee Collection Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off (except to the extent expressly set forth herein) or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use of, or any damage to or loss or destruction of, any Compressor,
(ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

         7.4 Manner of Payment. All payments hereunder shall be made in Dollars by wire transfer of immediately available funds prior to 3:00 p.m., New York time, on the date of payment.

8.       MANAGER ADVANCES

         8.1 Manager Advances.

             (a) On each Determination Date, the Manager may (in its sole discretion) advance funds (each, a "Manager Advance") and remit to the Head Lessee Collection Account, in such manner as will ensure immediately available funds will be on account thereof by 11:00 a.m. New York time on the second Business Day prior to the next succeeding Payment Date, an amount equal to all or any portion of rental payments due on User Leases with respect to the Owner Compressors during the preceding Collection Period for which the related Users have not remitted such payment on or prior to such Determination Date; provided, however, that the aggregate amount of all such Manager Advances outstanding at any point in time may not exceed an amount equal to the product of (x) two percent (2%) and (y) the then Aggregate Appraisal Value. The Manager will be reimbursed for Manager Advances in accordance with the terms of Section 7.2(b) of the Head Lessee Security Agreement. Notwithstanding the foregoing, the Manager will not be obligated to make a Manager Advance with respect to (i) any defaulted User Lease, or (ii) any User Lease if the Manager, in its reasonable good faith judgment, believes that such Manager Advance would not be recoverable from a corresponding remittance from the User on the related User Lease

             (b) The Manager shall be reimbursed for Manager Advances on each Payment Date pursuant to the terms of the Head Lessee Security Agreement as follows: (i) for any Manager Advance made with respect to a delinquent User Lease, from subsequent collections of such delinquent payments and (ii) for any unpaid Manager Advance which the Manager subsequently determines to be uncollectible from the related User (each, a "Nonrecoverable Advance").

9.       COVENANTS OF THE MANAGER

         9.1 Preparation and Delivery of Reports. The Manager shall deliver to the Deal Agent, each Series Enhancer and each Rating Agency:

             (a) Annual Financial Statements As soon as available and in any event within 120 days after the end of fiscal year of the Manager, the audited consolidated and unaudited consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Manager and its consolidated subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheet of the Manager and its consolidated subsidiaries as at the end of the fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Deal Agent which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Manager and its consolidated subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Manager Default;

             (b) Quarterly Financial Statements As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Manager, consolidated and consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Manager and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and result of operations of the Manager and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

             (c) Quarterly Maintenance Report -- within 60 days of the end of each fiscal quarter of the Manager, a report of all maintenance and overhaul work and associated expenses incurred with regard to the Owner Compressors;

             (d) Monthly Asset Base Certificate -- by not later than each Determination Date, an asset base certificate, substantially in the form of Exhibit E hereto calculated as of the last day of the immediately preceding Collection Period;

             (e) SEC and Other Reports -- promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by the Manager with or delivered to any securities exchange, the Securities and Exchange Commission (or any successor agency or any other Governmental Authority);

             (f) Requested Information -- with reasonable promptness, (A) any data, information and reports regarding the Owner Compressors that is reasonably available and (B) any other publicly available information with respect to the Manager, in each case as may be reasonably requested from time to time by the Owner, Deal Agent, Indenture Trustee or any Series Enhancer; and

             (g) Underwriting Standards -- not less than ten Business Days prior written notice of any material change in the credit underwriting policies employed by the Manager with respect to the leasing of the UCI Compressors.

             (h) Updated Policies -- within 60 days of the Manager's fiscal year end, (1) two copies of its current Credit and Collection Policy and (2) two copies of its maintenance and repair policy, a currently effective copy of each of which is attached hereto as Exhibits C and B, respectively.

             (i) Manager Report -- on each Determination Date, a Manager Report, substantially in the form of Exhibit A hereto, calculated for the immediately preceding Collection Period.

             (j) Accountant's Report --on or before April 30th of each year (or 120 days after the end of the Manager's fiscal year, if other than December 31st of each year), beginning on April 30, 2001, with respect to the twelve months ended on the preceding December 31 (or other applicable fiscal year-end date) (or such other period as shall have elapsed from the Closing Date to the date of such statement), a statement (the "Accountants' Report") prepared by a firm of Independent Accountants addressed to the Board of Directors of the Manager, the Owner, the Indenture Trustee, the Deal Agent and any Series Enhancer, to the effect that such firm of accountants has audited the books and records of the Manager, and issued its report thereon in connection with the audit report on the consolidated financial statements of the Manager and (1) such audit was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) the firm is independent of the Manager and the Seller within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants; and (3) specifies the results of the application of such agreed upon procedures relating to (A) maintenance of the separateness of the Owner for bankruptcy-remoteness purposes and (B) those procedures described in Schedule 1 hereto regarding a sample of the Manager Reports submitted during the preceding calendar year

             (k) Monthly Tape -- on or before the tenth day of each month, the Manager shall deliver the Monthly Tape to the Indenture Trustee.

             (l) Quarterly Tape -- on or before the tenth day following the end of each calendar quarter, the Manager shall deliver to the Indenture Trustee the Quarterly Tape.

             (m) Material Adverse Change -- with reasonable promptness, notice of any Material Adverse Change.

         9.2 Maintenance of Offices. Manager shall maintain, at its office located at 4440 Brittmoore Road, Houston, Texas, such books and records (including computer records) with respect to the Owner Compressors as it maintains for the UCI Compressors and the leasing thereof, including a computer database including the Owner Compressors (containing sufficient information to generate the List of Compressors and the reports required to be delivered pursuant to this Agreement), any User Leases relating thereto, the Users and location, and the Appraised Value of the Owner Compressors. Manager shall notify the Owner and each Entitled Party of any change in the location of Manager's books and records. Manager shall maintain, at its chief executive office, the original counterpart of each User Lease in a locked, fire-proof location, acceptable to Deal Agent.

         9.3 Inspection. Upon reasonable request, Manager shall make available to Owner, and each Entitled Party, for inspection, its books, records and reports relating to the Owner Compressors and all User Leases or other documents relating thereto, all in the format which Manager uses for the UCI Compressors. Such inspections shall (i) be conducted during normal business hours, (ii) be subject to Manager's customary security procedures and the execution of reasonable and customary confidentiality agreements and (iv) not unreasonably disrupt Manager's business. Owner acknowledges that Manager for purposes of such inspection shall grant Owner, and each Entitled Party access to Manager's computer systems and data relating solely to the Owner Compressors contained therein. Owner, the Indenture Trustee or any Series Enhancer shall have the right, upon reasonable request, to inspect the Owner Compressors at any time, upon reasonable notice and to the extent Manager has access to the Owner Compressors, subject to the User Leases, and provided such inspection does not interfere with utilization of the Owner Compressors in the ordinary course of business.

         9.4 Ownership of Owner Compressors. Manager agrees to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Owner Compressors that the Owner is the owner of the Owner Compressors and the Manager will not claim any ownership interest in the Owner Compressors.

         9.5 Separate Bank Accounts. The Manager will maintain separate bank accounts and books of account from those of Owner. Manager shall not conduct business in the name of Owner except when acting in the name of Owner as agent and identifies itself as such.

         9.6 Compliance with Organizational Documents. The Manager agrees to comply with all of its company, organizational and managerial procedures required by its formation documents and Applicable Law.

         9.7 Financial Statement Disclosures. The annual financial statements of the Manager will disclose the effects of the transactions contemplated by the Related Documents in accordance with GAAP.

         9.8 Substantive Consolidation. The Manager will be operated so that the Owner will not be substantively consolidated with any of the Managers or its Affiliates. In connection therewith, the Manager makes herein by this reference each of the representations and warranties made by it to Gardere Wynne Sewell LLP. in support of their opinions issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.

         9.9 [Reserved]

         9.10 Amendment of Credit Policy. The Manager will not make any material modifications to the terms of its Credit and Collection Policy without the prior written consent in each instance of the Owner and each Entitled Party, such consent not to be unreasonably withheld or delayed.

         9.11 New Master Lease Agreement with Users. With respect to each Owner Compressor, the Manager shall, within the timeframes set forth below, cause each related User to execute a revised master lease agreement, substantially in the form of Exhibit F hereto. The Manager shall be deemed to be in compliance with this Section if Users representing at least ninety-five percent (95%) of the Aggregate Appraised Value have executed such revised master lease agreement by August 8, 2001 and one hundred percent (100%) of the Aggregate Appraised Value by February 9, 2002.

         9.12 Appraisals. (1) By not later than the ninetieth (90th) day following the Closing Date, the Manager shall (at its expense) furnish (or cause to be furnished) to the Owner and to each Entitled Party two (2) additional Appraisals setting forth the Appraised Value of each Lease Pool as of the Closing Date. Upon delivery of such additional Appraisals, the Appraised Value of each Compressor shall be adjusted in accordance with the provisions set forth in the definition of the term "Appraised Value."

              By not later than the Payment Date in February of each calendar year commencing on the Payment Date occurring in February, 2002, the Manager shall (at its expense) furnish (or cause to be furnished) to the Owner and to each Entitled Party three (3) Appraisals setting forth the Appraised Value of each Lease Pool as of the date of such Appraisal.

         9.13 Identification Marks. Within ninety (90) days of the Closing Date, Manager shall affix and thereafter keep and maintain, prominently displayed, a sticker with (i) in the case of Head Lessor Compressors leased to Head Lessee the phrase "OWNED BY BRL UNIVERSAL COMPRESSION FUNDING I LP AND SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION AS INDENTURE TRUSTEE" and (ii) in the case of Head Lessee Compressors, "OWNED BY UCO COMPRESSION LLC AND SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION AS INDENTURE TRUSTEE" or in each case other appropriate words designated by the Indenture Trustee, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Indenture Trustee's interests in such Owner Compressors. Manager shall not allow the name of any Person to be placed upon any Owner Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than Head Lessor or the Indenture Trustee.

10.      WARRANTY

         10.1 THE OWNER COMPRESSORS ARE BEING DELIVERED BY OWNER TO MANAGER "AS IS". OWNER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE OWNER COMPRESSORS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

         10.2 MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL MANAGER HAVE ANY LIABILITY TO OWNER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

11.      COMPENSATION AND REIMBURSEMENT OF THE MANAGER

         11.1 Compensation of the Manager. As compensation to the Manager for the performance of its services hereunder, the Head Lessee shall pay to the Manager an S&A Fee, an Operating Fee, an Overhaul Fee, an Incentive Management Fee (under certain circumstances) and a charge for Reimbursable Service. Subject to the terms and conditions of the Head Lessee Security Agreement, each of the Incentive Management Fee, the charge for Reimbursable Services, S&A Fee and the Operating Fee shall be payable to the Manager from the Account, to the extent monies are available for the payment thereof, in accordance with Section 7.2(b) of the Head Lessee Security Agreement, as follows:

              (a) on each Payment Date, an amount equal to the S&A Fee, the Overhaul Fee and the Operations Fee for the calendar month preceding the month in which such Payment Date occurs; and

              (b) on each Payment Date, the amount of Reimbursable Services submitted by the Manager to the Owner on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.

         11.2 S&A Fee.

              (a) The selling and administration fee payable to UCI as initial Manager for each Collection Period (or any portion thereof) shall be the product of (i) the Monthly S&A Fee Rate and (ii) Gross Compressor Lease Revenues actually received by the Manager during such Collection Period (such product, the "UCI S&A Fee").

              (b) The monthly operations fee rate during the first year following the Closing Date shall be four percent (4%), which percentage shall be adjusted annually thereafter in accordance with the provisions of Section 11.2(c) (the "Monthly S&A Fee Rate").

              (c) So long as no Trigger Event is then continuing, the Monthly S&A Fee Rate shall be automatically adjusted on the Annual Appraisal Date to reflect the actual selling and administrative costs incurred by the Manager to manage the UCI Managed Compressor during the calendar year then ended. Any such adjustment shall be accompanied by a certification by Manager that any increase in the Monthly S&A Fee Rate reflects increases in selling and administrative costs which are also being incurred in respect of all of the UCI Compressors and such costs are being similarly charged to others whose compressors are being managed by Manager under agreements pursuant to which the Manager provides substantially similar services utilizing substantially similar payment terms. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager. In addition to the adjustment set forth above, the Monthly S&A Fee Rate may be adjusted with the prior consent of the Manager, the Owner and the Deal Agent to reflect material non-recurring costs incurred in any year.

              (d) The UCI S&A Fee, as adjusted from time to time under Section 11.2(c), is intended to include all direct selling and administration costs and expenses relating to the performance of the Manager's services, duties and obligations under this Agreement but shall not include the costs and expenses of the Manager which are incurred in connection with the Reimbursable Services.

         11.3 Operations Fee.

              (a) The operations fee (the "UCI Operations Fee") for each calendar month (or any portion thereof) shall be equal to the sum for each Owner Compressor leased for any portion of such calendar month of the product of (i) the Operations Fee Rate per horsepower applicable to such Owner Compressors (ii) the total horsepower for such Compressor and (iii) a fraction the numerator of which is the number of days in each month that such Owner Compressor was on lease and the denominator of which is 30.

              (b) So long as no Trigger Event is then continuing, the Operations Fee Rate shall be automatically adjusted on the Annual Appraisal Date to reflect the actual operating costs incurred by the Manager to manage the UCI Managed Compressor during the calendar year then ended. Any such adjustment shall be accompanied by a certification by Manager that any increase in the Operations Fee Rate reflects increases in costs which are also being incurred in respect of all of the UCI Compressors and such costs are being similarly charged to others whose compressors are being managed by Manager under agreements pursuant to which the Manager provides substantially similar services utilizing substantially similar payment terms. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager. In addition to the adjustment set forth above, the Monthly S&A Fee Rate may be adjusted with the prior consent of the Manager, the Owner and the Deal Agent to reflect material non-recurring costs incurred in any year.

              (c) The UCI Operations Fee, as adjusted from time to time under
Section 11.3(b), is intended to include all direct operating costs and expenses relating to the performance of the Manager's services, duties and obligations under this Agreement but shall not include the costs and expenses of the Manager which are incurred in connection with the Reimbursable Services.

         11.4 Incentive Management Fee . In addition to the Operations Fee and the S&A Fee, any Manager other than UCI or any of its Affiliates shall be entitled to receive on each Payment Date an additional fee in an amount equal to the Incentive Management Fee.

         11.5 Reimbursable Services . The Manager shall be separately compensated for the following services rendered on behalf of the Owner under this Agreement (collectively, the "Reimbursable Services") in accordance with the priorities established therefor in Section 7.2(b) of the Head Lessee Security Agreement: (i) enforcement costs in accordance with Section 5.5 hereof, and (ii) the cost of any Mandatory Alterations made in accordance with Section
5.9 hereof. In addition to such Reimbursable Services, the Manager shall be entitled to be reimbursed from Manager Advances in accordance with the provision of Section 8 hereof.

12.      MANAGER DEFAULT

         12.1 Any of the following events or conditions shall constitute a Manager Default:

              (a) Manager shall fail to (i) deposit to the Head Lessee Collection Account the deposit required pursuant to Section 7.2 hereof, or (ii) deliver either or both of the Manager Report or the monthly Asset Base Certificate on the dates specified in Section 9.1 hereof or (iii) any Manager Report delivered by the Manager shall be inaccurate in any material respect and such inaccuracy shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) receipt by Manager of written notice thereof from Owner or the Indenture Trustee and (y) the date on which any of the President, Senior Vice President or any Executive Vice President of Manager shall have actual knowledge of such failure; or;

              (b) If a Trigger Event is continuing, the Manager shall fail to pay the Back-up Manager Fee when due;

              (c) Manager shall fail to observe or perform any of the covenants, agreements or obligations set forth in any of Sections 9.11, 9.12 and 9.13 hereof;

              (d) Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under any Related Document (other than those identified in clauses (a), (b) and (c) above), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt by Manager of written notice thereof from Owner or the Indenture Trustee and (ii) the date on which any of the President, Senior Vice President or any Executive Vice President of Manager shall have actual knowledge of such failure; or

              (e) any representation or warranty made by Manager in any of the Related Documents, or in any certificate delivered pursuant thereto, shall prove to be untrue in any material respect on the date of which made; or

              (f) the entry of a decree or order for relief by a court having jurisdiction in respect of the Manager in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Manager or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

              (g) the commencement by the Manager of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Manager or any substantial part of its properties, or the making by the Manager of any general assignment for the benefit of creditors, or the failure by the Manager generally to pay its debts as they become due, or the taking of any action by the Manager in furtherance of any such action;

              (h) UCI shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness that is outstanding in a principal or notional amount of at least $20,000,000, either individually or in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the holder thereof shall have accelerated the maturity of such Indebtedness or otherwise caused such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled prepayment) or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

              (i) A Change of Control shall occur;

              (j) For any calendar month the Average Rental Rate for the UCI Compressors exceeds the Average Rental Rate for the Owner Compressors by more than ten percentage points;

              (k) For any calendar month the Monthly Utilization Rate for the UCI Compressors exceeds the Monthly Utilization Rate for the Owner Compressors by more than ten percentage points;

              (l) As of any Determination Date, the Run-time Credit Ratio exceeds five percent (5%); or

              (m) UCH shall repudiate the Management Guaranty or the Management Guaranty shall fail to be in full force and effect.

         12.2 If a Manager Default shall have occurred and be continuing and the Notes from any Series are then outstanding, the Indenture Trustee (acting at the written direction of the Requisite Global Majority), in Requisite Global Majority's discretion, shall have the right, in addition to any other rights or remedies that Owner or its assignee may have under any applicable law or in equity to: (i) terminate this Agreement, (ii) appoint the Back-up Manager or another Replacement Manager to manage the Owner Compressors, (iii) arrange new User Leases for such Owner Compressors and (iv) exercise such other remedies available under this Agreement, the Head Lessee Security Agreement, the Indenture and the other Related Documents. The Owner shall give notice to the Rating Agencies of any such Manager Default. Notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect with respect to a Compressor, and Manager shall continue to manage such Owner Compressors pursuant to the terms and conditions of this Agreement, until the date on which a Replacement Manager assumes responsibility for managing such Compressor.

         12.3 Upon the appointment of the Back-Up Manager or another Replacement Manager, Manager shall cooperate with Owner or its assignee, the Indenture Trustee, the Deal Agent and each Series Enhancer in transferring to the Back-up Manager or another Replacement Manager the management of the Owner Compressors, including, but not limited to making available all books and records (including data contained in Manager's computer systems that relate to Owner Compressors) pertaining to such Owner Compressors, providing access to, and cooperating in the transfer of, information pertaining to such Owner Compressors from Manager's computer system to Back-up Manager's or its designee's system, and taking any other action as may be reasonably requested by Owner or its assignee to ensure the orderly assumption of management of such Owner Compressors by the Back-up Manager or another Replacement Manager. Notwithstanding the foregoing, in no event shall Manager be required to, and the Deal Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to Manager.

         12.4 In no event shall Manager be required to act in any manner inconsistent with the rights of any User under any User Lease to which an Owner Compressor is then subject.

         12.5 Termination of this Agreement shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by Owner (excluding Management Fees and any other costs incurred within the ordinary scope of management and operation of the Owner Compressors that are no longer subject to this Agreement) in connection with the removal and replacement of Manager as manager of the Owner Compressors that are no longer subject to this Agreement.

         12.6 The Owner shall give notice to the Rating Agencies in the event of a termination of the Manager.

13.      NO PARTNERSHIP

         The parties hereto also expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among any of the Owner and the Manager, and is intended only to provide a sharing of specified income and expenses attributable to the leasing of the Owner Compressors.

14.      NO FORCE MAJEURE

         Owner's and Manager's obligations under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.

15.      CURRENCY/BUSINESS DAY

         15.1 All sums payable under this Agreement shall be paid in US Dollars.

         15.2 Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

16.      INDEMNIFICATION

         16.1 Each of Head Lessor (with respect to the Head Lessor Compressors) and Head Lessee (with respect to the Head Lessee Compressors) on a several basis shall defend, indemnify and hold Manager harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each a "Claim") incurred by or asserted against Manager to the extent resulting or arising from Owner's failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of Manager's willful misconduct, negligence or failure to comply with or perform its obligations under this Agreement. Manager subordinates its claims under this
Section 16.1 to all claims which have priority in payment under Section 7.2(b) of the Head Lessee Security Agreement, and further agrees that any such claims shall (i) be non-recourse to the Owner, (ii) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Section 7.2(b) of the Head Lessee Security Agreement and (iii) not constitute a "claim" (as defined in Section 101(5) of the Bankruptcy Code) against the Owner.

         16.2 Universal, in its capacity as the Manager, agrees to, and hereby does, indemnify and hold harmless the Owner, each Entitled Party and their respective officers, directors, employees and agents (each of the foregoing, an "Indemnified Party") against any and all liabilities, losses, damages, penalties, costs and expenses (including costs of defense and legal fees and expenses) which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of the Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against an Indemnified Party and arising out of (i) an action or inaction by the Manager that is contrary to the terms of this Agreement, (ii) a material breach by the Manager of its representations and covenants set forth in this Agreement or (iii) any information certified in any schedule or report delivered by the Manager, being untrue in any material respect as of the date of such certification, provided that the foregoing indemnity shall in no way be deemed to impose on the Manager any obligation to reimburse an Indemnified Party for losses arising solely from the financial inability of the related User on a User Lease to make rental and other lease-related payments.

         16.3 The obligations of the Manager and the Owner under this Section 16 shall survive the resignation or removal of the Manager and the termination of this Agreement.

17.      NO BANKRUPTCY PETITION AGAINST OWNER

         Neither the Manager nor the Back-up Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding obligations under the Indenture and all Supplements, institute against Owner, or join any other Person in instituting an Insolvency Proceeding against any of the Head Lessor, the Head Lessee or the general partner of the Head Lessor. This Section 17 shall survive the termination of this Agreement.

18.      REPRESENTATIONS AND WARRANTIES

         Each of the Owner and the Manager hereby makes the following representations and warranties for the benefit of each other and each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).

         18.1 Organization and Good Standing. It is duly organized, validly existing and in compliance under the laws of the State of Delaware, with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and it does not conduct business under any other name.

         18.2 Due Qualification. It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect its ability to perform its obligations under and comply with the terms of this Agreement.

         18.3 Power and Authority. It has the requisite power and authority to execute and delivered this Agreement and to carry out its terms, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary action and this Agreement has been duly executed and delivered by it.

         18.4 Enforceable Obligations. This Agreement, when duly executed and delivered by the other parties thereto, will constitute a legal, valid, and binding obligation enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         18.5 No Violation. The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Manager is a party will not conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any law or any order, rule, or regulation applicable to the Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Manager or any of its properties.

         18.6 No Proceedings or Injunctions. There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.

         18.7 Compliance with Law. The Manager:

                   (i) is not in violation of (1) any laws, ordinances,
              governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;

                   (ii) has not failed to obtain any licenses, permits,
              franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

                   (iii) is not in violation in any respect of any term of any agreement, certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Manager individually, or the Manager and its subsidiaries taken as a whole, or any User Lease or the interest of the Noteholders or any Series Enhancer in any Transferred Asset;

         18.8 Principal Place of Business; Operations in the United States. Its principal place of business and chief executive office is at 4440 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address for the four months immediately preceding the Closing Date.

         18.9 Approvals. All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

         18.10 Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approval and authorizations that have been obtained, and all filings that have been made, on or prior to the Closing Date.

         18.11 Ordinary Course. The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

19.      GENERAL

         19.1 Notices. All notices, demands or requests given pursuant to this Agreement shall be in writing, sent by internationally-recognized, overnight courier service or by telefax or hand delivery to the following addresses:



To Manager:                     Universal Compression, Inc.
                                4440 Brittmoore Road
                                Houston, Texas  77042


To Issuer/Head Lessor:          BRL Universal Compression Funding I,  L.P.
                                c/o BRL Universal Compression Management, Inc.
                                2911 Turtle Creek Boulevard
                                Suite 1240
                                Dallas, Texas  75219


To Head Lessee:                 UCO Compression LLC
                                4440 Brittmoore Road
                                Houston, Texas  77042

To the Indenture Trustee:       Wells Fargo Bank Minnesota, National Association
                                MAC N9311 161
                                Sixth Street and Marquette Avenue
                                Minneapolis, MN 55479
                                Attention:  Corporate Trust Services
                                -- Asset-backed Administration

To the Deal Agent:              First Union Securities, Inc.
                                301 S. College St., TW-9
                                Charlotte, North Carolina
                                Attention: Manoj Kumar


To any Series Enhancer:         At its address as set forth in the related
                                Enhancement Agreement

To the Rating Agencies:         At the addresses set forth in the Indenture on
                                any Supplement issued pursuant thereto.


         Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand or by certified first class mail, return receipt requested. Each party delivering a notice hereunder shall deliver a copy of such notice to the Deal Agent at the address set forth above.

         19.2 Attorney Fees. If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, default, in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorney fees and other costs incurred in connection therewith.

         19.3 Further Assurances. Owner and Manager shall each perform such further acts and execute such further documents as may be reasonably necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

         19.4 Severability. If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

         19.5 Assignability and Successors. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, Owner and Manager, and their respective successors in interest or permitted assigns; provided, however, that:
(a) this Agreement and the rights and duties of Manager hereunder may not be assigned by Manager to any other Person, other than an Affiliate of Manager, without the prior written consent of Owner, the Indenture Trustee and each Series Enhancer; and (b) Owner may charge, assign, pledge or hypothecate its rights (but not its obligations) under this Agreement as provided herein. Manager hereby acknowledges that Owner shall assign all of its rights, title and interest under this Agreement to the Indenture Trustee, and that each Series Enhancer will be a beneficiary of such assignment. Manager hereby consents to such assignment. Manager shall give the Rating Agencies prior notice of any assignment effected pursuant to this Section 19.5.

         19.6 Waiver. Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

         19.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19.8 Entire Agreement; Amendments. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Requisite Global Majority. The Manager shall send prior notice of any amendment or modification to the Rating Agencies.

         19.9 Counterparts. This Agreement may be signed in counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

         19.10 Signatures. Any signature required with respect to this Agreement may be provided via facsimile, provided that original of such signatures are supplied by each party to the other party promptly thereafter.

         19.11 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to, the State of New York's conflicts of law principles, applicable to agreements made and to be performed therein and the obligations, rights, and remedies of the parties under this Agreement shall be determined in accordance with such laws.

         19.12 CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE MANAGER OR THE OWNER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE MANAGER AND THE OWNER EACH HEREBY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, UCO COMPRESSION LLC HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. UCO COMPRESSION LLC HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE PARTIES HERETO EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE PARTIES HERETO SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE PARTIES HERETO AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT'S ACCEPTANCE OF SUCH APPOINTMENT.

         19.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

         19.14 Waiver of Immunity. To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

         19.15 Judgment Currency. This is a financing transaction in accordance with which the specification of Dollars is of the essence, and Dollars shall be the currency of account in the case of all obligations under the Related Documents. The payment obligations of the Owner, Contributor, Manager, Indenture Trustee and any Series Enhancer under the Related Documents shall not be discharged by an amount paid in a currency, or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars and transfer to the specified place of payment under normal banking procedures does not yield the amount of Dollars, in such place, due under the governing Related Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of Dollars in the specified place of payment, the obligee of such payment shall have a separate cause of action against the party making the same for the additional amount necessary to yield the amount due and owing under such Related Documents. If, for the purpose of obtaining a judgment in any court with respect to any obligation of a party under any of the Related Documents or any of the agreements contemplated thereby, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the respective judgment debtor agrees to pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York, New York, in accordance with normal banking procedures will result in the amount then due under the respective Related Document in Dollars. Any amount due from the respective judgment debtor shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

                             [Signatures to follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



UNIVERSAL COMPRESSION, INC.

By: /s/ RICHARD W. FITZGERALD
   -----------------------------------------
Name:   Richard W. FitzGerald
Title:  Senior Vice President



By:   UCO COMPRESSION LLC

By: /s/ RICHARD W. FITZGERALD
   -----------------------------------------
Name:   Richard W. FitzGerald
Title:  Senior Vice President



BRL UNIVERSAL COMPRESSION FUNDING I,  L.P.

By: BRL Universal Compression Management, Inc.,
         its general partner

By: /s/ GREGORY C. GREENE
    ----------------------------------------
Name:   Gregory C. Greene
Title:  President

Acknowledged and Agreed:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as indenture trustee


By:      /s/ EDNA BARBER
         --------------------------------------------
Title:   Assistant Vice President
         --------------------------------------------
Date:    March 20, 2001
         --------------------------------------------


MANAGEMENT AGREEMENT